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                                                                    Exhibit 9(b)


                                                                November 1, 1995



                                  FEE SCHEDULE


                           Transfer Agency Agreement
                                    between
                           American AAdvantage Funds
                         AMR Investment Services, Inc.
                                      and
                              Goldman, Sachs & Co.



American AAdvantage Funds-Mileage Class and PlanAhead Class
For the period September 1, 1995 - October 31, 1995:


Monthly Fee (September)                            $9,333.33
Monthly Fee (October)                              $10,500.00
Per Account Charges                                $0*
+ Out of Pocket Fees                               billed at cost

American AAdvantage Funds-PlanAhead Class
For the period November 1, 1995-May 1, 1996:

Monthly Fee                                        $3,888.89
Per Account Charges                                $0*
+ Out of Pocket Fees                               billed at cost

The "Monthly Fee" will increase $388.89 per month until a total of $5,833.33 has been paid.

*If the total number of open accounts exceeds 4,000 prior to May 1, 1996, an additional annual charge of $20 per open account and $5 per closed account will be added.

American AAdvantage Funds-PlanAhead Class
Beginning May 1, 1996:

Monthly Fee                                        $5,833.33
Annual Per Account Charges
         Open Accounts                             $20
         Closed Accounts                           $5
+ Out of Pocket Fees                               billed at cost